Exhibit (d)(11)

AMENDMENT AND CONSENT TO CONFIDENTIALITY AGREEMENT

THIS AMENDMENT AND CONSENT TO CONFIDENTIALITY AGREEMENT (“Amendment and Consent”) is being entered into as of March 2, 2015 by E2open, Inc., a Delaware corporation (“E2open”), and Insight Venture Partners, LLC (“Insight”).

Reference is made to that certain Confidentiality Agreement, dated as of November 26, 2014 (as amended, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), between E2open and Insight. Capitalized terms used in this Consent but not otherwise defined herein shall have the respective meanings ascribed thereto in the Confidentiality Agreement.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Amendment.

(a) Section 14(ii) of the Confidentiality Agreement is amended and restated as follows:

(ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person or firm; provided, however, that subject to the written pre-approval of the Company and subject to Section 15(a) below, Insight may contact and/or utilize pre-approved debt financing sources or equity co-investors in connection with the potential negotiated transaction between the Parties

(b) Section 15(a)(iii) of the Confidentiality Agreement is amended and restated as follows:

(iii) only upon prior written approval of E2open, a potential debt financing source or equity co-investor to be used by Insight in connection with a potential negotiated transaction between the Parties, provided that any debt financing source or equity co-investor enters into a confidentiality agreement with Insight that includes obligations relating to E2open’s Confidential Information that are at least as restrictive as the obligations in this Agreement (and providing that E2open shall be a third party beneficiary thereof)

(c) All other terms and conditions of the Confidentiality Agreement remain in full force and effect.

2. Consent. For all purposes of the Confidentiality Agreement, E2open hereby consents to each of Performance Equity Management, LLC and Allstate Private Equity (collectively, the “Potential Equity Co-Investors”) being potential equity co-investors to be used by Insight in connection with the Transaction between the Parties, provided that each such Potential Equity Co-Investor enters into a confidentiality agreement with Insight that includes obligations relating to E2open’s Confidential Information that are substantially as restrictive as the obligations in the Confidentiality Agreement except with respect to Sections 6 and 7 thereof (and providing that E2open shall be a third party beneficiary thereof).

Additional potential equity co-investors may be added to the foregoing list of Potential Equity Co-Investors by email request from Insight or a duly authorized representative thereof, which request shall be effective only upon E2open or a duly authorized representative thereof (including Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wilson Sonsini Goodrich & Rosati Professional Corporation) confirming by email or other written communication that any such debt financing source is acceptable.

3. Miscellaneous.

(a) Except as expressly waived hereby, the Confidentiality Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, and nothing in this Amendment and Consent shall be deemed to constitute a waiver of noncompliance by E2open or Insight with respect to any other term or provision of the Confidentiality Agreement.

(b) The bold-faced captions appearing in this Amendment and Consent have been included only for convenience and shall not affect or be taken into account in the interpretation of this Amendment and Consent.

(c) This Amendment and Consent (together with the Confidentiality Agreement) constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(d) This Amendment and Consent may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment and Consent (in counterparts or otherwise) by electronic transaction or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment and Consent.

The parties have caused this Amendment and Consent to be executed as of March 2, 2015.

E2OPEN, INC.		INSIGHT VENTURE PARTNERS, LLC

By:	/s/ Peter J. Maloney	By:	/s/ Eric Goldstein
Title:	Chief Financial Officer	Title:	Deputy General Counsel / Chief Compliance Officer
Address:	4100 East Third Avenue, Suite 400	Address:	1114 Avenue of the Americas
	Foster City, CA 94404		New York, NY 10036

3